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EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

        We are a diversified holding company engaged in a variety of businesses. Our primary business strategy is to continue to grow our core businesses, including real estate, gaming and entertainment, and oil and gas. In addition, we seek to acquire undervalued assets and companies that are distressed or in out of favor industries.

        Our businesses currently include rental real estate; real estate development; hotel and resort operations; hotel and casino operations; oil and gas exploration and production; and investments in equity and debt securities. We may also seek opportunities in other sectors, including energy, industrial manufacturing, insurance and asset management.

        In continuation of our strategy to grow our core businesses, we have recently acquired, and have entered into agreements to acquire, additional gaming and entertainment and oil and as assets from affiliates of Mr. Icahn. See "Pending Acquisitions."

        To capitalize on favorable real estate market conditions and the mature nature of our commercial real estate portfolio, we have offered our rental real estate portfolio for sale. During the year ended December 31, 2004, we sold 57 rental real estate properties for approximately $245.4 million. These properties were encumbered by mortgage debt of approximately $93.8 million that we repaid from the sale proceeds. As of December 31, 2004, we owned 71 rental real estate properties with a book value of approximately $196.3 million, individually encumbered by mortgage debt which aggregated approximately $91.9 million. As of December 31, 2004, we had entered into conditional sales contracts or letters of intent for 15 rental real estate properties. Selling prices for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million. Because of the conditional nature of sales contracts and letters of intent, we cannot be certain that these properties will be sold. We continue to seek purchasers for our remaining rental real estate portfolio. We cannot be certain that we will receive offers satisfactory to us or, if we receive offers, any of the properties will ultimately be sold at prices acceptable to us. From January 1, 2005 through March 1, 2005, we sold four of these rental real estate properties for approximately $46.5 million. These properties were encumbered by approximately $10.8 million of mortgage debt.

        Historically, substantially all of our real estate assets leased to others have been net-leased to single corporate tenants under long-term leases. With certain exceptions, these tenants are required to pay all expenses relating to the leased property and therefore we are not typically responsible for payment of expenses, such as maintenance, utilities, taxes and insurance associated with such properties.

        Expenses relating to environmental clean-up related to our development and rental real estate operations have not had a material effect on our earnings, capital expenditures or competitive position. We believe that substantially all such costs would be the responsibility of the tenants pursuant to lease terms. While most tenants have assumed responsibility for the environmental conditions existing on their leased property, there can be no assurance that we will not be deemed to be a responsible party or that the tenant will bear the costs of remediation. Also, as we acquire more operating properties, our exposure to environmental clean-up costs may increase. We have completed Phase I environmental site assessments on most of our properties through third-party consultants. Based on the results of these Phase I environmental site assessments, the environmental consultant has recommended that certain sites may have environmental conditions that should be further reviewed. We have notified each of the responsible tenants to attempt to ensure that they cause any required investigation and/or remediation to be performed and most tenants continue to take appropriate action. However, if the tenants fail to perform responsibilities under their leases referred to above, we could potentially be liable for these costs. Based on the limited number of Phase II environmental site assessments that have been conducted by the consultants, there can be no accurate estimate of the need for or extent of any required remediation, or the costs thereof. Phase I environmental site assessments will also be performed in connection with new acquisitions and with such property refinancings as we may deem necessary and appropriate. We are in the process of updating our Phase I environmental site assessments for certain of our environmentally sensitive properties. Approximately 75 updates were completed in 2003. No additional material environmental conditions were discovered. Although we conducted environmental investigations in 2004 for newly acquired properties and no environmental concerns were disclosed by such investigations, we did not conduct any updates to the Phase I environmental site assessments for our remaining portfolio in 2004.

        We have made investments in the gaming industry through our ownership of Stratosphere Casino Hotel & Tower in Las Vegas, Nevada and through our purchase of securities of the entity which owns The Sands Hotel and Casino in Atlantic City, New Jersey. One of our subsidiaries, formed for this purpose, entered into an agreement in January 2004 to acquire two Las Vegas hotels and casinos, Arizona Charlie's Decatur and Arizona Charlie's Boulder, from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. Upon obtaining all approvals necessary under gaming laws, the acquisition was completed in May 2004. We have entered into an agreement with affiliates of Mr. Icahn pursuant to which we will acquire approximately 41.2% of the outstanding common stock of GB Holdings and warrants to purchase, upon the occurrence of certain events, approximately 11.3% of the fully diluted common stock of Atlantic Holdings, the indirect owner of The Sands Hotel and Casino. We are considering additional gaming industry investments. These investments may include acquisitions from, or be made in conjunction with, our affiliates, provided that the terms thereof are fair and reasonable to us.

        We have entered into agreements with affiliates of Mr. Icahn to purchase the other membership interest in NEG Holding and 100% of the equity of TransTexas and Panaco, each an oil and gas exploration and production company. On April 6, 2005, we completed the purchase of TransTexas for $180.0 million of cash. NEG Operating, TransTexas and Panaco are affected by extensive regulation through various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. NEG Operating, TransTexas and Panaco are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, natural gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require us to incur costs to remedy the discharge. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liabilities rendering entities liable for environmental damage without regard to negligence or fault. We cannot assure you that new laws and regulations, or modifications of or new interpretations of existing laws and regulations, will not substantially increase the cost of compliance or otherwise adversely affect our oil and gas operations and financial condition or that material indemnity claims will not arise with respect to properties that we acquire. While we do not anticipate incurring material costs in connection with environmental compliance and remediation, we cannot guarantee that material costs will not be incurred.

        In accordance with GAAP, assets transferred between entities under common control are accounted for at historical costs similar to a pooling of interests and the financial statements of previously separate companies for periods prior to the acquisition are (and, in the case of the pending acquisitions, following the closing of the acquisitions, will be) restated on a combined basis.

Supplemental Results of Operations

Calendar Year 2004 Compared to Calendar Year 2003

        Gross revenues increased by $117.6 million, or 30.1%, during 2004 as compared to 2003. This increase reflects increases of $37.5 million in oil and gas operating revenues, $37.1 million in hotel and casino operating revenues, $21.8 million in interest income on U.S. government and agency obligations and other investments, $13.3 million in land, house and condominium sales, $4.3 million in accretion of investment in NEG Holding LLC, $3.9 million in hotel and resort operating income, $0.3 million in NEG management fees, $1.4 million in equity in earnings of GB Holdings, $0.8 million in rental income, and $0.4 million in dividend and other income. These increases were partially offset by a decrease of $3.2 million in interest income on financing leases. The increase in oil and gas operating income was due to a full year of income for TransTexas compared to four months in 2003. The increase in hotel and casino operating income is primarily due to an increase in casino, hotel, and food and beverage revenues. The increase in interest income on U.S. government and agency obligations and other investments is primarily due to the repayment of two mezzanine loans, on which interest was accruing, and increased interest income from other investments. The increase in land, house and condominium sales is primarily due to sales of higher priced units. The increase in NEG management fees is primarily due to management fees received from Panaco. NEG entered into a management agreement with Panaco in November 2004. The decrease in interest income on financing leases is primarily due to property sales and reclassifications.

        Expenses increased by $92.6 million, or 28.2%, during 2004, as compared to 2003. This increase reflects increases of $22.6 million in interest expense, $10.7 million in hotel and casino operating expenses, $9.3 million in cost of land, house and condominium sales, $8.8 million in oil and gas operating expenses, $6.9 million in general and administrative expenses, $27.9 million in depreciation, depletion and amortization, $4.1 million in hotel and resort operating expenses and $2.4 million in provision for loss on real estate. These increases were partially offset by a decrease of $0.1 million in property expenses. The increase in interest expense is primarily attributable to interest on the $215 million principal amount of 7.85% senior secured notes issued by American Casino, the $353 million principal amount of 8 1/8% senior notes issued by us in May 2004 and interest expense pertaining to preferred limited partnership pay-in-kind distribution. The increase in hotel and casino operating expenses is primarily attributable to increased costs associated with increased revenues. The increase in the land, house and condominium expenses is primarily attributable to increased sales as discussed above. The increase in oil and gas operating expenses of $8.8 million was due to a full year of expenses in 2004 compared to four months in 2003. The increase in general and administrative expenses is primarily attributable to expenses incurred in connection with the increase in NEG management fees and as a result of the Grand Harbor acquisition in July 2004. The increase in depreciation, depletion and amortization is primarily due to increased depreciation and amortization with respect to American Casino and a full year of depletion with respect to TransTexas compared to four months in 2003.

        Operating income increased during 2004 by $25.0 million, or 40.8%, to $86.1 million from $61.2 million in 2003, as detailed above.

        Earnings from land, house and condominium operations increased by $4.0 million or 96.0% to $8.1 million in 2004 due to sales of higher priced units. Based on current information, sales are expected to decrease in early 2005. However, the Company currently expects that the effects of the acquisition of Grand Harbor, completed in July 2004, and the approval in March 2004 of a 35 unit sub-division in Westchester County, New York, should provide increased earnings from these operations in the second half of 2005.

        Earnings from hotel and casino operating properties increased by $26.4 million, or 57.5%, to $72.4 million during 2004 due to increased revenues at each of our three properties.

        Earnings from oil and gas operating properties increased by $28.7 million, or 181.0% to $44.6 million.

        Gains on sales of property transactions and other assets from continuing operations increased by $1.3 million or 23.6%, to $6.9 million, in 2004.

        A gain on sale of marketable debt securities of $40.1 million was recorded in 2004, as compared to a gain of $2.6 million in 2003.

        A write-down of marketable equity and debt securities and other investments of $19.8 million was recorded in 2003. There was no such write-down in 2004.

        Unrealized losses on securities sold short of $23.6 million was recorded in 2004. There were no such losses in 2003. At March 1, 2005, the $23.6 million of unrealized losses has been reversed and a net gain of $3 million recorded.

        An impairment loss on equity interest in GB Holdings, Inc. of $15.6 million was recorded in 2004. The impairment reflects the price, $12 million, subject to increases up to $6 million based upon Atlantic Holdings meeting earnings targets in 2005 and 2006, used in the agreement to purchase, from an affiliate of Mr. Icahn, shares of GB Holdings common stock representing approximately 41.2% of the outstanding GB Holdings common stock. The purchase price pursuant to the agreement was less than our carrying value, approximately $26.2 million, for the approximately 36.3% of the outstanding GB Holdings common stock that we own. There was no such loss in 2003.

        A severance tax refund of $4.5 million was received in 2004. No such refund was received in 2003.

        Minority interest in the net earnings of TransTexas was $0.8 million in 2004 as compared to $1.3 million during 2003.

        Income from continuing operations before income taxes increased by $49.3 million in 2004 as compared to 2003, as detailed above.

        Income tax expense of $17.3 million was recorded in 2004 as compared to a $16.8 million income tax benefit in 2003 due to a reduction in the tax valuation allowance in 2003. Income tax expense was recorded by our corporate subsidiaries NEG, TransTexas and American Casino.

        Income from continuing operations increased by $15.2 million, or 23.4%, to $80.3 million in 2004.

        Income from discontinued operations increased by $71.9 million to $83.7 million in 2004. This reflects our decision to capitalize on favorable real estate markets and the mature nature of our commercial real estate portfolio, which resulted in gains on property dispositions.

        Net earnings for 2004 increased by $87.2 million, or 113.3%, to $164.1 million. This primarily was attributable to increased income from discontinued operations ($71.9 million), increased gain on marketable debt securities ($37.6 million), increased net oil and gas operating income ($28.7 million), increased net hotel and casino operating income ($26.4 million) and increased interest income ($21.8 million). These gains were partially offset by increased depreciation, depletion and amortization ($27.9 million) increased interest expense ($22.6 million), increase in unrealized losses on securities sold short ($23.6 million), increased income tax expense ($34.1 million) and impairment loss on equity interest in GB Holdings, Inc. ($15.6 million). Net earnings in 2003 also was affected by a write down of other investments of $19.8 million.

        Upon completion of the acquisitions described in Note 29 of the consolidated financial statements, the Company will consolidate the financial statements of NEG Holding, Panaco, and GB Holdings. Certain intercompany transactions will be eliminated. As a result, certain intercompany transactions will be eliminated, including, among others, the equity interest in GB Holdings for which we recorded an impairment loss in 2004, and NEG management fees.

Calendar Year 2003 Compared to Calendar Year 2002

        Gross revenues decreased by $45.5 million, or 10.5%, during 2003 as compared to 2002. This decrease reflects decreases of (1) $62.8 million in land, house and condominium sales, (2) $8.0 million in interest income on U.S. government and agency obligations and other investments, (3) $3.8 million in equity in earnings of GB Holdings, Inc., (4) $2.7 million in accretion of investment in NEG Holding, (5) $1.6 million in financing lease income and (6) $1.0 million in NEG management fee (7) $0.3 million in hotel and resort operating income, partially offset by increases of $20.9 million in oil and gas operating income, $12.8 million in hotel and casino operating income, $0.5 million in rental income, $0.5 million in dividend and other income. The decrease in land, house and condominium sales is primarily due to a decrease in the number of units sold, as the Grassy Hollow, Gracewood and Stone Ridge properties were depleted by sales. During 2003, Hammond Ridge received necessary approvals and, along with Penwood, have commenced lot sales. The decrease in interest income on U.S. government and agency obligations and other investments is primarily attributable to the prepayment of a loan to Mr. Icahn in 2003 and a decline in interest rates on U.S. Government and Agency obligations as higher rate bonds were called in 2002. The decrease in equity in earnings of GB Holdings, Inc. is due to decreased casino revenue primarily attributable to a reduction in the number of table games as new slot machines were added in 2002. This business strategy had a negative effect on casino operations and was changed in 2003 to focus on the mid to high-end slot customer with a balanced table game business. The decrease in accretion of investment in NEG Holding is primarily attributable to priority distributions received from NEG Holding in 2003. The decrease in financing lease income is the result of lease expirations, reclassifications of financing leases and normal financing lease amortization. The decrease in NEG management fee was due to a decrease in costs associated with NEG. The decrease in rental income is primarily attributable to property dispositions. The increase in hotel and casino operating income is primarily attributable to an increase in hotel, food and beverage revenues and a decrease in promotional allowances. The average daily room rate, or ADR, at the Stratosphere increased $3 to $51 and percentage occupancy increased approximately 0.2% to 89.8%. The ADR at Arizona Charlie's Decatur decreased $1 to $43 and percentage occupancy increased 10.9% to 85.3%. The ADR at Arizona Charlie's Boulder increased less than $1 to $43 and percentage occupancy increased 0.5% to 55.7%.

        Expenses decreased by $27.9 million, or 7.8%, during 2003 as compared to 2002. This decrease reflects decreases of $45.5 million in the cost of land, house and condominium sales, $1.4 million in hotel and resort operating expenses, $1.1 million in hotel and casino operating expenses and $2.5 million in provision for loss on real estate, partially offset by increases of $5.0 million in oil and gas operating expenses, $0.9 million in rental property expenses and $16.9 million in depreciation, depletion and amortization. The decrease in the cost of land, house and condominium sales is due to decreased sales. Costs as a percentage of sales decreased from 72% in 2002 to 69% in 2003. The decrease in hotel and resort operating expenses is due to a decrease in payroll and related expenses. The decrease in hotel and casino operating expenses is primarily attributable to a decrease in selling, general and administrative expenses. Costs as a percentage of sales decreased from 87% in 2002 to 83% in 2003. A provision for loss on real estate of $0.8 million was recorded in 2003 as compared to $3.2 million in 2002. In 2002, there were more properties vacated due to tenant bankruptcies than in 2003. The increasse in oil and gas operating expenses was due to no activity during 2002. The increase in depreciation, depletion and amortization was due to the inclusion of TransTexas in our operating results for the four months in 2003.

        Operating income decreased during 2003 by $17.6 million compared to 2002 as detailed above.

        Earnings from land, house and condominium operations decreased significantly in 2003 compared to 2002 due to a decline in inventory of completed units available for sale. Based on current information, sales will increase moderately during 2004. However, municipal approval of land inventory or the purchase of approved land is required to continue this upward trend into 2005 and beyond.

        Earnings from hotel, casino and resort properties could be constrained by recessionary pressures, international tensions and competition.

        Earnings from oil and gas operations were $45.4 million in 2003 as compared to $33.4 million in 2002. The increase was due to the inclusion of TransTexas in our operating results in 2003.

        Gain on property transactions from continuing operations decreased by $1.9 million during 2003 as compared to 2002 due to the size and number of transactions.

        A loss on sale of other assets of $1.5 million was recorded in 2003 as compared to $0.4 million loss in 2002.

        A write-down of marketable equity and debt securities and other investments of $19.8 million, pertaining to our investment in the Philip notes, was recorded in 2003 as compared to a write-down of $8.5 million in 2002. These write downs relate to our investment in Philip Services Corp., which filed for bankruptcy protection in June 2003.

        A write-down of a limited partnership investment of $3.8 million was recorded in 2002. There was no such write-down in 2003.

        A gain on sale of marketable equity securities of $2.6 million was recorded in 2003. There was no such gain in 2002.

        Minority interest in the net earnings of Stratosphere Corporation was $1.9 million during 2002. As a result of the acquisition of the minority interest in December 2002, there was no minority interest in Stratosphere in 2003 or thereafter. Minority interest in the net earnings of TransTexas was $1.3 million during 2003.

        Income from continuing operations before income taxes decreased by $24.9 million in 2003 as compared to 2002, as detailed above.

        An income tax benefit of $16.8 million was recorded in 2003 as compared to an expense of $10.1 million in 2002. The effective tax rate on earnings of taxable subsidiaries was positively affected in 2003 by a reduction in the valuation allowance in deferred tax assets. We expect our effective tax rate on earnings of taxable subsidiaries to increase significantly in 2004.

        Income from continuing operations increased by $1.9 million in 2003 as compared to 2002, as detailed above.

        Income from discontinued operations increased by $4.3 million in 2003 as compared to 2002, primarily due to gains on property dispositions.

        Net earnings for 2003 increased by $6.2 million as compared to 2002 primarily due to oil and gas net operating income of $15.9 million in 2003, decreased income tax expense of $26.8 million, decreased write-down of limited partnership interests of $3.8 million, increased earnings from hotel and casino operations of $13.9 million, increased gain on the sale of marketable equity securities of $2.6 million and an increase in income from discontinued operations of $4.3 million which was partially offset by an increase in depreciation, depletion and amortization of $16.9 million, an increase in the write-down of marketable equity and debt securities and other investments of $11.3 million, decreased earnings from land, house and condominium operations of $17.2 million, decreased interest income of $8.0 million and decreased equity in earnings of GB Holdings of $3.8 million.

Liquidity and Capital Resources

        Net cash provided by operating activities was $98.0 million for 2004 as compared to $32.9 million for 2003. This increase of $65.1 million was primarily due to an increase in oil and gas operations ($28.7 million), hotel and casino operations ($26.4 million), an increase in interest income ($21.8 million), repayment of accounts payable and accrued expenses in 2003 and increased accounts payable and accrued expenses in 2004 ($134.6 million) and an increase in cash flow from other operations ($10.0 million), partially offset by an increase in interest expense ($22.6 million), an increase in due from brokers ($123.0 million) and an increase in receivables and other assets ($14.2 million).

        The following table reflects our contractual cash obligations as of December 31, 2004, due over the indicated periods and when they come due (in $ millions):

	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years	Total
Mortgages payable	$4.8	$40.9	$9.3	$36.9	$91.9
Senior secured notes payable	—	—	—	215.0	215.0
Senior unsecured notes payable	—	—	—	353.0	353.0
Senior debt interest	78.3	159.5	159.5	211.3	608.6
Acquisition of TransTexas Gas Corp.	180.0	—	—	—	180.0
Construction and development obligations	55.0	—	—	—	55.0
Other debt	1.8	1.6	—	—	3.4

Total	$319.9	$202.0	$168.8	$816.2	$1,506.9

Mortgages

        During the years ended December 31, 2004 and 2003, approximately $5.2 million and $6.5 million, respectively, of mortgage principal payments were repaid. These amounts do not include mortgage debt repaid in connection with sales of real estate. In 2004, mortgage financing proceeds were $10.0 million on commercial condo units located New York City. In May 2003, we obtained mortgage financing in the principal amount of $20.0 million on a distribution facility located in Windsor Locks, Connecticut. We intend to use asset sale, financing and refinancing proceeds for new investments.

Long-Term Debt

        In January 2004, ACEP issued senior secured notes due 2012. The notes, in the aggregate principal amount of $215.0 million, bear interest at the rate of 7.85% per annum. ACEP used the proceeds of the offering for the Arizona Charlie's acquisitions, to repay intercompany indebtedness and for distributions to AREH. ACEP also has a $20.0 million credit facility. At December 31, 2004, there were no borrowings under the credit facility. The restrictions imposed by ACEP's senior secured notes and the credit facility likely will preclude our receiving payments from the operations of our principal hotel and gaming properties. ACEP accounted for 67% of our revenues and 34% of our operating income in 2004.

        ACEP's 7.85% senior secured notes due 2012 restrict the payment of cash dividends or distributions by ACEP, the purchase of its equity interests, the purchase, redemption, defeasance or acquisition of debt subordinated to ACEP's notes and investments as "restricted payments." ACEP's notes also prohibit the incurrence of debt, or the issuance of disqualified or preferred stock, as defined by ACEP, with certain exceptions, provided that ACEP may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of consolidated cash flow to fixed charges (each as defined) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or disqualified stock or preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis giving effect to the debt incurrence or issuance. As of December 31, 2004, such ratio was 3.9 to 1.0. The ACEP notes also restrict the creation of liens, the sale of assets, mergers, consolidations or sales of substantially all of its assets, the lease or grant of a license, concession, other agreements to occupy, manage or use our assets, the issuance of capital stock of restricted subsidiaries and certain related party transactions. The ACEP notes allow it to incur indebtedness, among other things, of up to $50 million under credit facilities, non-recourse financing of up to $15 million to finance the construction, purchase or lease of personal or real property used in its business, permitted affiliate subordinated indebtedness (as defined), the issuance of additional 7.85% senior secured notes due 2012 in an aggregate principal amount not to exceed 2.0 times net cash proceeds received from equity offerings and permitted affiliate subordinated debt, and additional indebtedness of up to $10.0 million.

        Additionally, ACEP's senior secured revolving credit facility allows for borrowings of up to $20.0 million, including the issuance of letters of credit of up to $10.0 million. Loans made under the senior secured revolving facility will mature and the commitments under them will terminate in January 2008. At December 31, 2004, there were not any borrowings or letters of credit outstanding under the facility. The facility contains restrictive covenants similar to those contained in the 7.85% senior secured notes due 2012. In addition, the facility requires that, as of the last date of each fiscal quarter, ACEP's ratio of net property, plant and equipment for key properties, as defined, to consolidated first lien debt be not less than 5.0 to 1.0 and ACEP's ratio of consolidated first lien debt to consolidated cash flow not be more than 1.0 to 1.0. At December 31, 2004, these ratios were 83.9 to 1.0 and 0.1 to 1.0, respectively.

        On May 12, 2004, we and AREP Finance issued senior notes due 2012. The notes, in the aggregate principal amount of $353.0 million, and priced at 99.266% of principal amount, bear interest at a rate of 8 1/8% per annum. The notes are guaranteed by AREH. Net proceeds from the offering have been and will continue to be used for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our existing businesses.

        On February 7, 2005, we and AREP Finance issued senior notes due 2013. The notes, in the aggregate principal amount of $480 million, bear interest at a rate of 7 1/8% per annum. The notes are guaranteed by AREH. Net proceeds from the offering will be used to fund the acquisition of TransTexas, to pay related fees and expenses, and for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our existing businesses.

        Our 8 1/8% senior notes due 2012 and 7 1/8% notes due 2013 restrict the payment of cash dividends or distributions, the purchase of equity interests or the purchase, redemption, defeasance or acquisition of debt subordinated to the 8 1/8% senior notes due 2012 and 7 1/8% notes due 2013. The notes also restrict the incurrence of debt, or the issuance of disqualified stock, as defined, with certain exceptions, provided that we may incur debt or issue disqualified stock if, immediately after such incurrence or issuance, the ratio of the aggregate principal amount of all outstanding indebtedness of AREP and its subsidiaries on a consolidated basis to the tangible net worth of AREP and its subsidiaries on a consolidated basis would have been less than 1.75 to 1.0. As of December 31, 2004, such ratio was 0.46 to 1.0, and 0.79 to 1.0 giving pro forma effect to the issuance of the 7 1/8% notes due 2013. In addition, both issues of notes require that on each quarterly determination date that the Fixed Charge Coverage Ratio of us and the guarantor of the notes (currently only AREH) for the four consecutive fiscal quarters most recently completed prior to such quarterly determination date be at least 1.5 to 1.0. For the four quarters ended December 31, 2004, such ratio was 2.99 to 1.0. If the ratio is less than 1.5 to 1.0, we will be deemed to have satisfied this test if there is deposited cash, which together with cash previously deposited for such purpose and not released, equal to the amount of interest payable on the notes for one year. If at any subsequent quarterly determination date, the ratio is at least 1.5 to 1.0, such deposited funds will be released to us. The notes also require, on each quarterly determination date, that the ratio of total unencumbered assets, as defined, to the principal amount of unsecured indebtedness, as defined, be greater than 1.5 to 1.0 as of the last day of the most recently completed fiscal quarter. As of December 31, 2004, such ratio was 5.38 to 1.0, and 2.27 to 1.0, giving pro forma effect to the issuance of the 7 1/8% notes due 2013. The notes also restrict the creation of liens, mergers, consolidations and sales of substantially all of our assets, and transactions with affiliates. As of December 31, 2004, based upon these tests, on a pro forma basis, giving effect to the issuance of the 7 1/8% notes due 2013, we and AREH could have incurred up to approximately $1.1 billion of additional indebtedness.

        Notes issued by GB Holdings and Atlantic Holdings also contain restrictions on dividends and distributions and loans to us, as well as other transactions with us. The operating subsidiary of NEG Holding, of which we have agreed to acquire a membership interest, has a credit agreement which contains covenants that have the effect of restricting dividends or distributions. These, together with the ACEP indenture and the indenture governing the notes, likely will preclude our receiving payments from the operations of our principal hotel and casino and certain of our oil and gas properties.

Asset Sales and Purchases

        During the year ended December 31, 2004, we sold 57 rental real estate properties for approximately $245.4 million, which were encumbered by mortgage debt of approximately $93.8 million which was repaid from the sales proceeds. As of December 31, 2004, we had entered into conditional sales contracts or letters of intent for 15 additional rental real estate properties, all of which contracts or letters of intent are subject to purchaser's due diligence and other closing conditions. Selling prices for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million.

        Net proceeds from the sale or disposal of portfolio properties totaled approximately $151.6 million in the year ended December 31, 2004. During 2003, net sales proceeds totaled approximately $20.6 million.

        The types of assets we are pursuing, including assets that may not be readily financeable or generate positive cash flow, such as development properties, non-performing mortgage loans or securities of companies which may be undergoing restructuring, require significant capital investment or require us to maintain a strong capital base in order to own, develop and reposition these assets.

Capital Expenditures

        Capital expenditures for real estate, oil and gas operations, hotel and casino and hotel and resort operations were approximately $63.8 million and $34.0 million during the year ended December 31, 2004 and 2003, respectively. In the year ended December 31, 2004, we acquired a property for approximately $14.6 million, a hotel and resort property for approximately $16.5 million and development property for approximately $62.2 million, the latter two acquired in the Grand Harbor acquisition. We anticipate that, for 2005, capital expenditures for our current real estate and hotel and casino and hotel and resort operations will be approximately $28.1 million.

Leases

        In 2003, 17 leases covering 17 rental real estate properties and representing approximately $2.2 million in annual rentals expired. Twelve leases originally representing $1.6 million in annual rental income were renewed for $1.4 million in annual rentals. Such renewals are generally for a term of five years. Five properties with annual rental income of $0.6 million were not renewed.

        In 2004, 11 leases covering 11 rental real estate properties and representing approximately $1.8 million in annual rentals expired. Eight leases representing $1.5 million in annual rental income were renewed for $1.5 million in annual rentals. Such renewals are generally for a term of five years. Three properties with annual rentals of $0.3 million were not renewed.

        In 2005, 14 leases covering 24 rental real estate properties representing approximately $3.6 million in annual rentals are scheduled to expire. Six leases representing approximately $2.9 million in annual rentals were renewed for approximately $2.9 million. Such renewals are generally for a term of 10 years. Three properties with annual rentals of approximately $0.2 million have not been renewed. The status of five properties with annual rentals of approximately $0.5 million has not yet been determined.

Distributions

        We are continuing to pursue assets, including assets that may not generate positive cash flow, are difficult to finance or may require additional capital, such as properties for development, non-performing loans, securities of companies that are undergoing or that may undergo restructuring, and companies that are in need of capital. We are also continuing to identify shorter-term investments. All of these activities require us to maintain a strong capital base and liquidity. It has been our policy to hold our cash rather than to make distributions to partners. The Board of Directors has commenced a review of our distribution policy, and it is uncertain when the Board will conclude its review or whether the Board will authorize distributions.

        On March 31, 2004, we distributed to holders of record of our preferred units as of March 12, 2004, 489,657 additional preferred units. Pursuant to the terms of the preferred units, on March 4, 2005, we declared our scheduled annual preferred unit distribution payable in additional preferred units at the rate of 5% of the liquidation preference of $10.00. The distribution is payable on March 31, 2005 to holders of record as of March 15, 2005. In March 2005, the number of authorized preferred units was increased to 10,900,000.

        Our preferred units are subject to redemption at our option on any payment date, and the preferred units must be redeemed by us on or before March 31, 2010. The redemption price is payable, at our option, subject to the indenture, either all in cash or by the issuance of depositary units, in either case, in an amount equal to the liquidation preference of the preferred units plus any accrued but unpaid distributions thereon.

Cash and Cash Equivalents

        Our cash and cash equivalents and investment in U.S. government and agency obligations increased by $305.3 million during the year ended December 31, 2004 primarily due to proceeds from the issuance of our 8 1/8% senior notes due 2012 and ACEP's 7.85% senior secured notes due 2012 in the aggregate ($565.4 million), property sales proceeds ($151.6 million), proceeds from the sale of marketable equity in the aggregate and debt securities ($90.6 million), repayment of mezzanine loans ($49.1 million), cash provided by operations ($98.0 million), guaranteed payment from NEG Holding ($16.0 million), proceeds from mortgages payable ($10.0 million) and proceeds from the sale of other assets ($3.8 million) partially offset by the purchase of debt securities ($245.2 million), purchase of the Arizona Charlies' ($125.9 million), the Grand Harbor and Oak Harbor acquisition ($78.6 million), purchase of debt securities of affiliates ($65.5 million), purchase of Atlantic Holdings debt ($36 million), repayment of affiliate debt ($25.0 million), capital expenditures ($63.8 million), rental real estate acquisitions ($14.6 million), periodic principal payments ($14.6 million) and other ($10.0 million).

        Of our cash and cash equivalents at December 31, 2004, approximately $75.2 million is at ACEP. The terms of ACEP's 7.85% senior secured notes and its revolving credit facility restrict dividends and distributions to us, as well as redemptions of equity interests and other transactions that would make the cash available to AREP and its other subsidiaries.

        We received net proceeds of approximately $474 million from the issuance, in February 2005, of our 7 1/8% senior notes due 2013. Our cash will be used to fund the $180 million acquisition of TransTexas, and for general business purposes, including to pursue our primary business strategy of acquiring undervalued assets in either our existing lines of business or other businesses and to provide additional capital to grow our businesses.

Acquisitions

        On April 6, 2005, we acquired 100% of the equity of TransTexas, on oil and gas exploration and production company, for a purchase price of $180.0 million in cash.

        During December 2004, we acquired the following:

  •
  $27.5 million aggregate principal amount of the TransTexas Notes for $28.2 million in cash, which included $0.7 million of accrued interest through December 6, 2004;

  •
  All of the membership interests of Mid River, the assets of which consist of $38.0 million principal amount of Panaco Debt, and $0.1 million of accrued interest, through December 6, 2004, for $38.1 million in cash; and

  •
  $37.0 million principal amount of Atlantic Holdings Notes for $36.0 million in cash.

        On May 26, 2004, ACEP acquired two Las Vegas hotels and casinos, Arizona Charlie's Decatur and Arizona Charlie's Boulder, from Mr. Icahn and an entity affiliated with Mr. Icahn, for aggregate consideration of $125.9 million. At the closing of those acquisitions, AREH transferred 100% of the common stock of Stratosphere to ACEP. As a result, ACEP owns and operates three gaming and entertainment properties in the Las Vegas metropolitan area.

        In October 2003, pursuant to a purchase agreement dated as of May 16, 2003, we acquired all of the debt and 50% of the equity securities of NEG from entities affiliated with Mr. Icahn for an aggregate consideration of approximately $148.1 million plus approximately $6.7 million of accrued interest on the debt securities.

        In July 2004, we acquired Grand Harbor and Oak Harbor, two waterfront communities in Vero Beach, Florida. The communities include three golf courses, a tennis complex, fitness center, beach club and an assisted living facility. In addition, we acquired approximately 400 acres of land to the north of Grand Harbor which currently has entitlements to build approximately 600 homes and an 18 hole golf course. The total purchase price was approximately $75.0 million.

        In January 2004, we purchased a 34,422 square foot commercial condominium unit in New York City for approximately $14.5 million.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

        Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Among others, estimates are used when accounting for valuation of investments, recognition of casino revenues and promotional allowances and estimated costs to complete its land, house and condominium developments. Estimates and assumptions are evaluated on an ongoing basis and are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities and may not be readily apparent from other sources. Actual results, under conditions and circumstances different from those assumed, may differ from estimates.

        We accounted for our acquisitions of NEG, TransTexas and the Arizona Charlie's hotels and casinos as assets transferred between entities under common control which requires that they be accounted for at historical costs similar to a pooling of interests. NEG's investment in NEG Holding constitutes a variable interest entity. In accordance with GAAP, we have determined that NEG is not the primary beneficiary of NEG Holding and therefore we do not consolidate NEG Holding in our consolidated financial statements.

        We believe the following accounting policies are critical to our business operations and the understanding of results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of

        Long-lived assets held and used by us and long-lived assets to be disposed of, are reviewed for impairment whenever events or changes in circumstances, such as vacancies and rejected leases, indicate that the carrying amount of an asset may not be recoverable.

        In performing the review for recoverability, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the asset an impairment loss is recognized. Measurement of an impairment loss for long-lived assets that we expect to hold and use is based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Commitments and Contingencies—Litigation

        On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of such actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of such matters and whether a reasonable estimation of such probable loss, if any, can be made. In assessing probable losses, we make estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that certain matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Marketable Equity and Debt Securities and Investment in U.S. Government and Agency Obligations

        Investments in equity and debt securities are classified as either held-to-maturity or available for sale for accounting purposes. Investment in U.S. government and agency obligations are classified as available for sale. Available for sale securities are carried at fair value on our balance sheet. Unrealized holding gains and losses are excluded from earnings and reported as a separate component of partners' equity. Held-to-maturity securities are recorded at amortized cost.

        A decline in the market value of any held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Dividend income is recorded when declared and interest income is recognized when earned.

Mortgages and Notes Receivable

        We have generally not recognized any profit in connection with the property sales in which certain purchase money mortgages receivable were taken back. Such profits are being deferred and will be recognized when the principal balances on the purchase money mortgages are received.

        We engage in real estate lending, including making second mortgage or secured mezzanine loans to developers for the purpose of developing single-family homes, luxury garden apartments or commercial properties. These loans are subordinate to construction financing and we target an interest rate in excess of 20% per annum. However interest is not paid periodically and is due at maturity or earlier from unit sales or refinancing proceeds. We defer recognition of interest income on mezzanine loans pending receipt of principal and interest payments.

Revenue Recognition

        Revenue from real estate sales and related costs are recognized at the time of closing primarily by specific identification. We follow the guidelines for profit recognition set forth by Financial Accounting Standards Board (FASB) Statement No. 66, Accounting for Sales of Real Estate.

Casino Revenues and Promotional Allowances

        We recognize revenues in accordance with industry practice. Casino revenue is recorded as the net win from gaming activities, the difference between gaming wins and losses. Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries is included in "Hotel and casino operating expenses." We also reward customers, through the use of loyalty programs, with points based on amounts wagered, that can be redeemed for a specified period of time for cash. We deduct the cash incentive amounts from casino revenue.

Natural Gas Production Imbalances

        We account for natural gas production imbalances using the sales method, whereby we recognize revenue on all natural gas sold to our customers notwithstanding the fact its ownership may be less than 100% of the natural gas sold. We record liabilities for imbalances greater than our proportionate share of remaining natural gas reserves.

Hedging Agreements

        From time to time, we enter into commodity price swap agreements (the Hedge Agreements) to reduce our exposure to price risk in the spot market for natural gas. We follow Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which was amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These pronouncements established accounting and reporting standards for derivative instruments and for hedging activities, which generally require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation. We elected not to designate these instruments as hedges for accounting purposes, accordingly both realized and unrealized gains and losses are included in oil and natural gas sales.

Oil and Natural Gas Properties

        The Company utilizes the full cost method of accounting for its crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition, exploration and development of crude oil and natural gas reserves are capitalized and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties are excluded from the amortization calculation until the individual properties are evaluated and a determination is made as to whether reserves exist. Conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized.

        Under the full cost method, the net book value of oil and natural gas properties, less related deferred income taxes, may not exceed the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per year (the ceiling limitation). In arriving at estimated future net revenues, estimated lease operating expenses, development costs, abandonment costs, and certain production related and ad-valorem taxes are deducted. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes, which are fixed and determinable by existing contracts. The net book value is compared to the ceiling limitation on a quarterly basis.

Accounting for Asset Retirement Obligations

        We account for our asset retirement obligation under Statement of Financial Accounting Standards No. 143 (SFAS 143), Accounting for Asset Retirement Obligations. SFAS 143 provides accounting requirements for costs associated with legal obligations to retire tangible, long-lived assets. Under SFAS 143, an asset retirement obligation is needed at fair value in the period in which it is incurred by increasing the carrying amount for the related long-lived asset. In each subsequent period, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset.

Income Taxes

        No provision has been made for federal, state or local income taxes on the results of operations generated by partnership activities as such taxes are the responsibility of the partners. Stratosphere Corporation, National Energy Group, Inc. and TransTexas Gas Corporation, our corporate subsidiaries, account for their income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards.

        Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        Management periodically evaluates all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets is still needed. In 2004 and 2003, we concluded, based on the projected allocations of taxable income, that our corporate subsidiaries, NEG, Stratosphere and TransTexas, more likely than not will realize a partial benefit from their deferred tax assets and loss carryforwards. Ultimate realization of the deferred tax asset is dependent upon, among other factors, our corporate subsidiaries' ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used.

Properties

        Properties held for investment, other than those accounted for under the financing method, are carried at cost less accumulated depreciation unless declines in the value of the properties are considered other than temporary at which time the property is written down to net realizable value. Properties held for sale are carried at the lower of cost or net realizable value. Such properties are no longer depreciated and their operations are included in discontinued operations. A property is classified as held for sale at the time we determine that the criteria in SFAS 144 have been met.

Trends and Other Uncertainties

General

Certain of our management are committed to the management of other businesses.

        Certain of the individuals who conduct the affairs of API, including our chairman, Carl C. Icahn, and our president and chief executive officer, Keith A. Meister, are and will in the future be committed to the management of other businesses owned or controlled by Mr. Icahn and his affiliates. Accordingly, these individuals will not be devoting all of their professional time to the management of us, and conflicts may arise between our interests and the other entities or business activities in which such individuals are involved. Conflicts of interest may arise in the future as such affiliates and we may compete for the same assets, purchasers and sellers of assets or financings.

We may be subject to the pension liabilities of our affiliates.

        Mr. Icahn, through certain affiliates, currently owns 100% of API and approximately 86.5% of our outstanding depositary units and preferred units. Applicable pension and tax laws make each member of a "controlled group" of entities, generally defined as entities in which there is at least an 80% common ownership interest, jointly and severally liable for certain pension plan obligations of any member of the controlled group. These pension obligations include ongoing contributions to fund the plan, as well as liability for any unfunded liabilities that may exist at the time the plan is terminated. In addition, the failure to pay these pension obligations when due may result in the creation of liens in favor of the pension plan or the Pension Benefit Guaranty Corporation, or the PBGC, against the assets of each member of the controlled group.

        As a result of the more than 80% ownership interest in us by Mr. Icahn's affiliates, we and our subsidiaries, are subject to the pension liabilities of all entities in which Mr. Icahn has a direct or indirect ownership interest of at least 80%. One such entity, ACF Industries LLC, is the sponsor of several pension plans which are underfunded by a total of approximately $33.0 million on an ongoing actuarial basis and $149.0 million if those plans were terminated, as most recently reported by the plans' actuaries. These liabilities could increase or decrease, depending on a number of factors, including future changes in promised benefits, investment returns, and the assumptions used to calculate the liability. As members of the ACF controlled group, we would be liable for any failure of ACF to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of the ACF pension plans. In addition, other entities now or in the future within the controlled group that includes us may have pension plan obligations that are, or may become, underfunded and we would be liable for any failure of such entities to make ongoing pension contributions or to pay the unfunded liabilities upon a termination of such plans.

        The current underfunded status of the ACF pension plans requires ACF to notify the PBGC of certain "reportable events," such as if we cease to be a member of the ACF controlled group, or if we make certain extraordinary dividends or stock redemptions. The obligation to report could cause us to seek to delay or reconsider the occurrence of such reportable events.

        Starfire Holding Corporation, which is 100% owned by Mr. Icahn, has undertaken to indemnify us and our subsidiaries from losses resulting from any imposition of pension funding or termination liabilities that may be imposed on us and our subsidiaries or our assets as a result of being a member of the Icahn controlled group. The Starfire indemnity provides, among other things, that so long as such contingent liabilities exist and could be imposed on us, Starfire will not make any distributions to its stockholders that would reduce its net worth to below $250.0 million. Nonetheless, Starfire may not be able to fund its indemnification obligations to us.

We are subject to the risk of possibly becoming an investment company.

        Because we are a holding company and a significant portion of our assets consists of investments in companies in which we own less than a 50% interest, we run the risk of inadvertently becoming an investment company that is required to register under the Investment Company Act of 1940. Registered investment companies are subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. Registered investment companies are not permitted to operate their business in the manner in which we operate our business, nor are registered investment companies permitted to have many of the relationships that we have with our affiliated companies.

        To avoid regulation under the Investment Company Act, we monitor the value of our investments and structure transactions with an eye toward the Investment Company Act. As a result, we may structure transactions in a less advantageous manner than if we did not have Investment Company Act concerns, or we may avoid otherwise economically desirable transactions due to those concerns. In addition, events beyond our control, including significant appreciation or depreciation in the market value of certain of our publicly traded holdings, could result in our inadvertently becoming an investment company.

        If it were established that we were an investment company, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, that we would be unable to enforce contracts with third parties or that third parties could seek to obtain rescission of transactions with us undertaken during the period it was established that we were an unregistered investment company.

We may become taxable as a corporation.

        We operate as a partnership for federal income tax purposes. This allows us to pass through our income and deductions to our partners. We believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service, or IRS, could challenge our partnership status and we could fail to qualify as a partnership for past years as well as future years. Qualification as a partnership involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is "qualifying" income, which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items. We believe that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to structure our business in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. However, there can be no assurance that such structuring will be effective in all events to avoid the receipt of more than 10% of non-qualifying income. If less than 90% of our gross income constitutes qualifying income, we may be subject to corporate tax on our net income at regular corporate tax rates. Further, if less than 90% of our gross income constituted qualifying income for past years, we may be subject to corporate level tax plus interest and possibly penalties. In addition, if we register under the Investment Company Act of 1940, it is likely that we would be treated as a corporation for U.S. federal income tax purposes and subject to corporate tax on our net income at regular corporate tax rates. The cost of paying federal and possibly state income tax, either for past years or going forward, would be a significant liability and would reduce our funds available to make interest and principal payments on the notes.

Real Estate Operations

Our investment in property development may be more costly than anticipated.

        We have invested and expect to continue to invest in unentitled land, undeveloped land and distressed development properties. These properties involve more risk than properties on which development has been completed. Unentitled land may not be approved for development. Undeveloped land and distressed development properties do not generate any operating revenue, while costs are incurred to develop the properties. In addition, undeveloped land and development properties incur expenditures prior to completion, including property taxes and development costs. Also, construction may not be completed within budget or as scheduled and projected rental levels or sales prices may not be achieved and other unpredictable contingencies beyond our control could occur. We will not be able to recoup any of such costs until such time as these properties, or parcels thereof, are either disposed of or developed into income-producing assets.

Competition for acquisitions could adversely affect us and new acquisitions may fail to perform as expected.

        We seek to acquire investments that are undervalued. Acquisition opportunities in the real estate market for value-added investors have become competitive to source and the increased competition may negatively impact the spreads and the ability to find quality assets that provide returns that we seek. These investments may not be readily financeable and may not generate immediate positive cash flow for us. There can be no assurance that any asset we acquire, whether in the real estate sector or otherwise, will increase in value or generate positive cash flow.

We may not be able to sell our rental properties, which would reduce cash available for other purposes.

        We are currently marketing for sale our rental real estate portfolio. As of December 31, 2004, we owned 71 rental real estate properties with a book value of approximately $196.3 million, individually encumbered by mortgage debt which aggregated approximately $91.9 million. As of December 31, 2004, we had entered into conditional sales contracts or letters of intent for 15 rental real estate properties. Selling prices for the properties covered by the contracts or letters of intent would total approximately $97.9 million. These properties are encumbered by mortgage debt of approximately $36.0 million. Generally, these contracts and letters of intent may be terminated by the buyer with little or no penalty. We may not be successful in obtaining purchase offers for our remaining properties at acceptable prices and sales may not be consummated. Many of our properties are net-leased to single corporate tenants, it may be difficult to sell those properties that existing tenants decline to re-let. Our attempt to market the real estate portfolio may not be successful. Even if our efforts are successful, we cannot be certain that the proceeds from the sales can be used to acquire businesses and investments at prices or at projected returns which are deemed favorable. From January 1, 2005 through March 1, 2005, we sold four of these rental real estate properties for approximately $46.5 million. These properties were encumbered by approximately $10.8 million of mortgage debt.

We face potential adverse effects from tenant bankruptcies or insolvencies.

        The bankruptcy or insolvency of our tenants may adversely affect the income produced by our properties. If a tenant defaults, we may experience delays and incur substantial costs in enforcing our rights as landlord. If a tenant files for bankruptcy, we cannot evict the tenant solely because of such bankruptcy. A court, however, may authorize a tenant to reject or terminate its lease with us.

The development of our New Seabury property may be limited by government authorities.

        We continue to pursue the approval and development of our New Seabury property in Cape Cod, Massachusetts. The development plans have been opposed by the Cape Cod Commission. We have appealed its administrative decision asserting jurisdiction over the development and a Massachusetts Superior Court ruled that a development proposal for up to 278 residential units was exempt from the commission's jurisdiction. However, the court has not ruled with respect to our initial proposal to build up to 675 residential/hotel units. We are currently in settlement discussions with the commission but these discussions may not be successful. We cannot predict the effect on our development of the property if we are unable to settle with the commission, if we lose any appeal from the court's decision or if the commission is ultimately successful in asserting jurisdiction over any of the development proposals.

We may be subject to environmental liability as an owner or operator of development and rental real estate.

        Under various federal, state and local laws, ordinances and regulations, an owner or operator of real property may become liable for the costs of removal or remediation of certain hazardous substances, pollutants and contaminants released on, under, in or from its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such substances. To the extent any such substances are found in or on any property invested in by us, we could be exposed to liability and be required to incur substantial remediation costs. The presence of such substances or the failure to undertake proper remediation may adversely affect the ability to finance, refinance or dispose of such property. We generally conduct a Phase I environmental site assessment on properties in which we are considering investing. A Phase I environmental site assessment involves record review, visual site assessment and personnel interviews, but does not typically include invasive testing procedures such as air, soil or groundwater sampling or other tests performed as part of a Phase II environmental site assessment. Accordingly, there can be no assurance that these assessments will disclose all potential liabilities or that future property uses or conditions or changes in applicable environmental laws and regulations or activities at nearby properties will not result in the creation of environmental liabilities with respect to a property.

Hotel and Casino Operations

The gaming industry is highly regulated. The gaming authorities and state and municipal licensing authorities have significant control over our operations.

        Our properties currently conduct licensed gaming operations in Nevada. In addition, we have entered in an agreement to acquire shares of GB Holdings that together with shares we currently own, will result in our owning approximately 77.5% of the common stock to GB Holdings and warrants to purchase, upon the occurrence of certain events, 21.3% of the fully diluted of its subsidiary, Atlantic Holdings, which owns and operates The Sands Hotel and Casino. Various regulatory authorities, including the Nevada State Gaming Control Board, Nevada Gaming Commission and the New Jersey Casino Control Commission, require our properties and The Sands Hotel and Casino to hold various licenses and registrations, findings of suitability, permits and approvals to engage in gaming operations and to meet requirements of suitability. These gaming authorities also control approval of ownership interests in gaming operations. These gaming authorities may deny, limit, condition, suspend or revoke our gaming licenses, registrations, findings of suitability or the approval of any of our current or proposed ownership interests in any of the licensed gaming operations conducted in Nevada and New Jersey, any of which could have a significant adverse effect on our business, financial condition and results of operations, for any cause they may deem reasonable. If we violate gaming laws or regulations that are applicable to us, we may have to pay substantial fines or forfeit assets. If, in the future, we operate or have an ownership interest in casino gaming facilities located outside of Nevada or New Jersey, we may also be subject to the gaming laws and regulations of those other jurisdictions.

        The sale of alcoholic beverages at our Nevada properties is subject to licensing and regulation by the City of Las Vegas and Clark County, Nevada. The City of Las Vegas and Clark County have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action may, and revocation would, reduce the number of visitors to our Nevada casinos to the extent the availability of alcoholic beverages is important to them. If our alcohol licenses become in any way impaired, it would reduce the number of visitors. Any reduction in our number of visitors will reduce our revenue and cash flow.

Rising operating costs for our gaming and entertainment properties could have a negative impact on our profitability.

        The operating expenses associated with our gaming and entertainment properties could increase due to some of the following factors:

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  potential changes in the tax or regulatory environment which impose additional restrictions or increase operating costs;

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  our properties use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may reduce our working capital;

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  our Nevada properties use significant amounts of water and a water shortage may adversely affect our operations;

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  an increase in the cost of health care benefits for our employees could have a negative impact on our profitability;

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  some of our employees are covered by collective bargaining agreements and we may incur higher costs or work slow-downs or stoppages due to union activities;

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  our reliance on slot machine revenues and the concentration of manufacturing of slot machines in certain companies could impose additional costs on us; and

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  our insurance coverage may not be adequate to cover all possible losses and our insurance costs may increase.

We face substantial competition in the hotel and casino industry.

        The hotel and casino industry in general, and the markets in which we compete in particular, are highly competitive.

  •
  we compete with many world class destination resorts with greater name recognition, different attractions, amenities and entertainment options;

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  we compete with the continued growth of gaming on Native American tribal lands;

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  the existence of legalized gambling in other jurisdictions may reduce the number of visitors to our properties;

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  certain states have legalized, and others may legalize, casino gaming in specific venues, including race tracks and/or in specific areas, including metropolitan areas from which we traditionally attract customers; and

  •
  our properties also compete and will in the future compete with all forms of legalized gambling.

        Many of our competitors have greater financial, selling and marketing, technical and other resources than we do. We may not be able to compete effectively with our competitors and we may lose market share, which could reduce our revenue and cash flow.

Economic downturns, terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, could reduce the number of our visitors or the amount of money visitors spend at our casinos.

        The strength and profitability of our business depends on consumer demand for hotel-casino resorts and gaming in general and for the type of amenities we offer. Changes in consumer preferences or discretionary consumer spending could harm our business.

        During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings, because the gaming and other leisure activities we offer at our properties are discretionary expenditures, and participation in these activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Additionally, rising gas prices could deter non-local visitors from traveling to our properties.

        The terrorist attacks which occurred on September 11, 2001, the potential for future terrorist attacks and wars in Afghanistan and Iraq have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. Leisure and business travel, especially travel by air, remain particularly susceptible to global geopolitical events. Many of the customers of our properties travel by air, and the cost and availability of air service can affect our business. Furthermore, insurance coverage against loss or business interruption resulting from war and some forms of terrorism may be unavailable or not available on terms that we consider reasonable. We cannot predict the extent to which war, future security alerts or additional terrorist attacks may interfere with our operations.

Our hotels and casinos may need to increase capital expenditures to compete effectively.

        Capital expenditures, such as room refurbishments, amenity upgrades and new gaming equipment, may be necessary from time to time to preserve the competitiveness of our hotels and casinos. The gaming industry market is very competitive and is expected to become more competitive in the future. If cash from operations is insufficient to provide for needed levels of capital expenditures, the competitive position of our hotels and casinos could deteriorate if our hotels and casinos are unable to raise funds for such purposes.

Increased state taxation of gaming and hospitality revenues could adversely affect our hotel and casinos' results of operations.

        The casino industry represents a significant source of tax revenues to the various jurisdictions in which casinos operate. Gaming companies are currently subject to significant state and local taxes and fees in addition to normal federal and state corporate income taxes. Future changes in state taxation of casino gaming companies cannot be predicted and any such changes could adversely affect the operating results of our hotels and casino.

Oil and Gas

We face substantial risks in the oil and gas industry.

        The exploration for and production of oil and gas involves numerous risks. The cost of drilling, completing and operating wells for oil or gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

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  unexpected drilling conditions;

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  pressure or irregularities in formation;

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  equipment failures or repairs;

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  fires or other accidents;

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  adverse weather conditions;

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  pipeline ruptures or spills; and

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  shortages or delays in the availability of drilling rigs and the delivery of equipment.

The oil and gas industry is subject to environmental regulation by state and federal agencies.

        The operations that we expect to acquire are affected by extensive regulation through various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. Matters subject to regulation include discharge permits for drilling operations, drilling and abandonment bonds or other financial responsibility requirements, reports concerning operations, the spacing of wells, unitization and pooling of properties, and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity in order to conserve supplies of oil and gas.

        The operations that we expect to acquire are also subject to numerous environmental laws, including but not limited to, those governing management of waste, protection of water, air quality, the discharge of materials into the environment, and preservation of natural resources. Non-compliance with environmental laws and the discharge of oil, natural gas, or other materials into the air, soil or water may give rise to liabilities to the government and third parties, including civil and criminal penalties, and may require us to incur costs to remedy the discharge. Oil and gas may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks, and sudden discharges from oil and gas wells or explosion at processing plants. Hydrocarbons tend to degrade slowly in soil and water, which makes remediation costly, and discharged hydrocarbons may migrate through soil and water supplies or adjoining property, giving rise to additional liabilities. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose retroactive, strict, and joint and several liabilities rendering entities liable for environmental damage without regard to negligence or fault. In the past, we have agreed to indemnify sellers of producing properties against certain liabilities for environmental claims associated with those properties. We cannot assure you that new laws or regulations, or modifications of or new interpretations of existing laws and regulations, will not substantially increase the cost of compliance or otherwise adversely affect our oil and gas operations and financial condition or that material indemnity claims will not arise with respect to properties that we acquire. While we do not anticipate incurring material costs in connection with environmental compliance and remediation, we cannot guarantee that material costs will not be incurred.

        The operations that we expect to acquire depend upon financing or acquiring additional reserves.

We may experience difficulty finding and acquiring additional reserves and may be unable to compensate for the depletion of proved reserves.

        The future success and growth of the operations that we expect to acquire depend upon the ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that we conduct successful exploration or development activities or acquire properties containing proved reserves, our proved reserves will generally decline as they are produced. The decline rate varies depending upon reservoir characteristics and other factors. Future oil and gas reserves and production, and, therefore, cash flow and income will be highly dependent upon the level of success in exploiting current reserves and acquiring or finding additional reserves. The business of exploring for, developing or acquiring reserves is capital intensive. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, the ability to make the necessary capital investments to maintain or expand this asset base of oil and gas reserves could be impaired. Development projects and acquisition activities may not result in additional reserves. We may not have success drilling productive wells at economic returns sufficient to replace our current and future production. We may acquire reserves which contain undetected problems or issues that did not initially appear to be significant to us.

Difficulties in exploration and development could adversely affect our financial condition.

        The costs of drilling all types of wells are uncertain, as are the quantity of reserves to be found, the prices that NEG Holding, TransTexas or Panaco will receive for the oil or natural gas, and the costs to operate the well. While each has successfully drilled wells, you should know that there are inherent risks in doing so, and, if we complete the acquisitions, those difficulties could materially affect our financial condition and results of operations. Also, just because we complete a well and begin producing oil or natural gas, we cannot assure you that we will recover our investment or make a profit.

Oil and gas prices are likely to be volatile.

        The revenues, profitability and the carrying value of oil and gas properties that we have agreed to acquire are substantially dependent upon prevailing prices of, and demand for, oil and gas and the costs of acquiring, finding, developing and producing reserves. Historically, the markets for oil and gas have been volatile. Markets for oil and gas likely will continue to be volatile in the future. Prices for oil and gas are subject to wide fluctuations in response to: (1) relatively minor changes in the supply of, and demand for, oil and gas; (2) market uncertainty; and (3) a variety of additional factors, all of which are beyond our control. These factors include, among others:

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  domestic and foreign political conditions;

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  the price and availability of domestic and imported oil and gas;

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  the level of consumer and industrial demand;

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  weather, domestic and foreign government relations; and

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  the price and availability of alternative fuels and overall economic conditions.

        The production of each of NEG Holding, TransTexas and Panaco is weighted toward natural gas, making earnings and cash flow more sensitive to natural gas price fluctuations.

Operating hazards and uninsured risks are inherent to the oil and gas industry.

        The oil and gas business involves a variety of operating risks, including, but not limited to, unexpected formations or pressures, uncontrollable flows of oil, natural gas, brine or well fluids into the environment (including groundwater contamination), blowouts, fires, explosions, pollution and other risks, any of which could result in personal injuries, loss of life, damage to properties and substantial losses. Although NEG Holding, TransTexas and Panaco carry insurance at levels we believe are reasonable, they are not fully insured against all risks. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on their and our financial condition and operations.

Our use of hedging arrangements could adversely affect our results of operations.

        NEG Holding and TransTexas typically hedge a portion of oil and gas production during periods when market prices for products are higher than historical average prices. During 2004, NEG Holding and TransTexas hedged 61% and 57%, respectively, of annual natural gas production and NEG Holding and TransTexas hedged 96% and 81%, respectively, of annual oil production.

        Typically, NEG Holding, TransTexas and Panaco have used swaps, cost-free collars and options to put products to a purchaser at a specified price, or floor. In these transactions, NEG Holding, TransTexas and Panaco will usually have the option to receive from the counterparty to the hedge a specified price or the excess of a specified price over a floating market price. If the floating price exceeds the fixed price, the hedging party is required to pay the counterparty all or a portion of this difference multiplied by the quantity hedged.

The oil and gas industry is highly competitive.

        There are many companies and individuals engaged in the exploration for and development of oil and gas properties. Competition is particularly intense with respect to the acquisition of oil and gas producing properties and securing experienced personnel. We encounter competition from various oil and gas companies in raising capital and in acquiring producing properties. Many of our competitors have financial and other resources considerably larger than ours.

Investments

We may not be able to identify suitable investments, and our investments may not result in favorable returns or may result in losses.

        Our partnership agreement allows us to take advantage of investment opportunities we believe exist outside of the real estate market. The equity securities in which we may invest may include common stocks, preferred stocks and securities convertible into common stocks, as well as warrants to purchase these securities. The debt securities in which we may invest may include bonds, debentures, notes, or non-rated mortgage-related securities, municipal obligations, bank debt and mezzanine loans. Certain of these securities may include lower rated or non-rated securities which may provide the potential for higher yields and therefore may entail higher risk and may include the securities of bankrupt or distressed companies. In addition, we may engage in various investment techniques, including derivatives, options and futures transactions, foreign currency transactions, "short" sales and leveraging for either hedging or other purposes. We may concentrate our activities by owning one or a few businesses or holdings, which would increase our risk. We may not be successful in finding suitable opportunities to invest our cash and our strategy of investing in undervalued assets may expose us to numerous risks.

Our investments may be subject to significant uncertainties.

        Our investments may not be successful for many reasons including, but not limited to:

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  fluctuation of interest rates;

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  lack of control in minority investments;

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  worsening of general economic and market conditions;

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  lack of diversification;

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  inexperience with non-real estate areas;

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  fluctuation of U.S. dollar exchange rates; and

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  adverse legal and regulatory developments that may affect particular businesses.

Quantitative and Qualitative Disclosure About Market Risk

        The United States Securities and Exchange Commission requires that registrants include information about primary market risk exposures relating to financial instruments. Through our operating and investment activities, we are exposed to market, credit and related risks, including those described elsewhere herein. We may invest in debt or equity securities of companies undergoing restructuring or undervalued by the market, these securities are subject to inherent risks due to price fluctuations, and risks relating to the issuer and its industry, and the market for these securities may be less liquid and more volatile than that of higher rated or more widely followed securities.

        Other related risks include liquidity risks, which arise in the course of our general funding activities and the management of our balance sheet. This includes both risks relating to the raising of funding with appropriate maturity and interest rate characteristics and the risk of being unable to liquidate an asset in a timely manner at an acceptable price. Real estate investments by their nature are often difficult or time-consuming to liquidate. Also, buyers of minority interests may be difficult to secure, while transfers of large block positions may be subject to legal, contractual or market restrictions. Other operating risks for us include lease terminations, whether scheduled terminations or due to tenant defaults or bankruptcies, development risks, and environmental and capital expenditure matters, as described elsewhere herein. Our mortgages payable are primarily fixed-rate debt and, therefore, are not subject to market risk.

        We invest in U.S. Government and Agency obligations which are subject to interest rate risk. As interest rates fluctuate, we will experience changes in the fair value of these investments with maturities greater than one year. If interest rates increased 100 basis points, the fair value of these investments at December 31, 2004, would decline by approximately $200,000.

        At December 31, 2004, we had a short position with respect to 2.5 million shares of common stock of a company in bankruptcy. If the price of the common stock increased by 10% from the price at that date, we would have incurred an additional loss of approximately $10.0 million with respect to that position.

        Whenever practical, we employ internal strategies to mitigate exposure to these and other risks. We perform, on a case by case basis with respect to new investments, internal analyses of risk identification, assessment and control. We review credit exposures, and seek to mitigate counterparty credit exposure through various techniques, including obtaining and maintaining collateral, and assessing the creditworthiness of counterparties and issuers. Where appropriate, an analysis is made of political, economic and financial conditions, including those of foreign countries. Operating risk is managed through the use of experienced personnel. We seek to achieve adequate returns commensurate with the risk it assumes. We utilize qualitative as well as quantitative information in managing risk.

        The Company is exposed to market risk from adverse changes in prices for oil and natural gas.

        The Company's revenues, profitability, access to capital and future rate of growth are substantially dependent upon the prevailing prices of oil and natural gas. These prices are subject to wide fluctuations in response to relatively minor changes in supply and demand and a variety of additional factors beyond the Company's control. From time to time, the Company has utilized hedging transactions with respect to a portion of its oil and gas production to achieve a more predictable cash flow, as well as to reduce exposure to price fluctuations. While hedging limits the downside risk of adverse price movements, it may also limit future revenues from favorable price movements. Because gains or losses associated with hedging transactions are included in oil and gas revenues when the hedged volumes are delivered, such gains and losses are generally offset by similar changes in the realized prices of commodities.

        From time to time, TransTexas enters into commodity price swap agreements (the Hedge Agreements) to reduce its expose to price risk in the spot market for natural gas. The Company follows Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities, which was amended by Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These pronouncements established accounting and reporting standards for derivative instruments and for hedging activities, which generally require recognition of all derivatives as either assets or liabilities in the balance sheet at their fair value. The accounting for changes in fair value depends on the intended use of the derivative and its resulting designation.

        The following is a summary of natural gas and oil contracts entered into with Shell Trading (US) Company in January and November of 2004.

Type contract	Production month	Volume per month	Fixed price	Floor	Ceiling
Fixed price	Feb-March 2004	300,000 MMBTU	$6.76	—	—
Fixed price	April-June 2004	300,000 MMBTU	$5.44	—	—
Fixed price	July-Sept 2004	300,000 MMBTU	$5.34	—	—
No cost collars	Oct-Dec 2004	300,000 MMBTU	—	$5.25	$5.90
No cost collars	Jan-Dec 2004	25,000 Bbls	—	$28.72	$31.90
No cost collars	Jan-Dec 2005	15,000 Bbls	—	$42.50	$46.00
No cost collars	Jan-Dec 2005	400,000 MMBTU	—	$6.00	$8.35

        The Company has elected not to designate these instruments as hedges for accounting purposes. Accordingly, both realized and unrealized gains and losses are included in oil and natural gas sales. The following summarizes the Company's realized and unrealized gains and losses.

Realized (cash payments)	$3,906,326
Valuation loss	1,658,808

$5,565,134

        A liability of $1,658,808 was recorded at December 31, 2004 representing the market value of the Company's derivatives.

        Subsequent to December 31, 2004, the Company entered into the following natural gas and oil contracts with Shell Trading (US) Company:

Type contract	Production month	Volume per month	Fixed price	Floor	Ceiling
No cost collars	March-Dec 2005	9,000 Bbls	—	$44.50	$48.00
No cost collars	March-Dec 2005	210,000 MMBTU	—	$6.05	$7.30
No cost collars	Jan-Dec 2006	14,000 Bbls	—	$41.65	$45.25
No cost collars	Jan-Dec 2006	430,000 MMBTU	—	$6.00	$7.25

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  EXHIBIT 99.2
MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Supplemental Results of Operations